CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee (1)
5.00% Notes due 2016	$300,000,000	$16,740

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.

Filed Pursuant to Rule 424(b)(2)
File No. 333-162021

Prospectus supplement

(To Prospectus dated September 21, 2009)

Cabot Corporation

$300,000,000  5.00% Notes due 2016

Issue price: 99.322%

Interest payable April 1 and October 1

We are offering $300,000,000 principal amount of 5.00% notes due 2016.

We will pay interest on the notes on April 1 and October 1 of each year, beginning April 1, 2010. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes, in whole or in part, at any time and from time to time prior to their maturity at the redemption price described under “Description of notes—Optional redemption.” If we experience a change of control triggering event, we will be required to offer to purchase the notes from holders at the applicable price as described under “Description of notes—Change of control triggering event.”

The notes will be unsecured and will rank equally with all our other unsecured indebtedness from time to time outstanding.

See “Risk factors” beginning on page S-8 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses

Per note	99.322%	0.625%	98.697%

Total	$297,966,000	$1,875,000	$296,091,000

(1)	Plus accrued interest, if any, from September 24, 2009, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme on or about September 24, 2009.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

Co-Managers

Citi     Goldman, Sachs & Co.     HSBC     Mizuho Securities USA Inc.     RBS

September 21, 2009

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus supplement

S-i

About this prospectus supplement

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement and the accompanying prospectus will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Cabot,” “Company,” “we,” “our,” and “us” in this prospectus supplement and the accompanying prospectus, we mean Cabot Corporation, including, unless the context otherwise requires, its subsidiaries, except in the section entitled “Description of notes” where we mean Cabot Corporation alone. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

Cautionary note regarding forward-looking statements

This prospectus supplement contains “forward-looking statements” under the Federal securities laws. These forward-looking statements address expectations or projections about the future, including our expectations concerning the amount and timing of the charge to earnings we will record and the cash outlays we will make in connection with our recent restructuring initiative; the amount and timing of charges and payments associated with restructurings and cost reduction initiatives we have previously undertaken; when we expect to begin using our recently completed rubber blacks manufacturing capacity to manufacture product; the amount and timing of payments associated with environmental remediation and respirator claims; the amount of previously recorded tax benefits we expect to reverse in the fourth quarter of fiscal 2009; the outcome of pending litigation; cash requirements and uses of available cash; our ability to remain in compliance with the financial covenants in our revolving credit facility; and our ability to meet cash requirements for the foreseeable future.

Forward-looking statements are based on our current expectations, assumptions, estimates and projections about Cabot’s businesses and strategies, market trends and conditions, economic conditions and other factors. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control or difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from those expressed in the forward-looking statements.

In addition to factors described elsewhere in this prospectus supplement, factors that might cause our actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, our ability to successfully implement and achieve the expected cost savings from our organizational restructurings and cost reduction initiatives; changes in raw material costs; lower than expected demand for our products; the timely commercialization of products under development (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); demand for our customers’ products; competitors’ reactions to market conditions; fluctuations in currency exchange rates; patent rights of others; stock and credit market conditions; the accuracy of the assumptions we used in establishing a reserve for our share of liability for respirator claims; and the outcome of pending litigation and environmental proceedings; as well as the other factors and risks discussed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures we make on related subjects in future 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

Prospectus supplement summary

This summary highlights selected information appearing elsewhere in this prospectus supplement and may not contain all of the information that is important to you. You should carefully read this prospectus supplement in its entirety, including the documents incorporated by reference.

Cabot Corporation

Cabot’s business was founded in 1882. Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are rubber and specialty grade carbon blacks, inkjet colorants, fumed metal oxides, aerogels, tantalum and related products, and cesium formate drilling fluids. Cabot and its affiliates have manufacturing facilities and operations in the United States and approximately 20 other countries.

Our strategy is to deliver earnings growth through leadership in performance materials. We intend to achieve this goal by focusing on margin improvement, capacity expansion and emerging market growth, developing new products and businesses and actively managing our portfolio of businesses.

Our products are generally based on technical expertise and innovation in one or more of our three core competencies: making and handling very fine particles; modifying the surfaces of very fine particles to alter their functionality; and designing particles to impart specific properties to a composite. We focus on creating particles with the composition, morphology, surface functionalities and formulations to support existing and emerging applications.

During the third fiscal quarter ended June 30, 2008, we changed our business and regional organizational structure. Under the new organizational structure, we are organized into four business segments: the Core Segment, which is further disaggregated for financial reporting purposes into the Rubber Blacks and the Supermetals Businesses, the Performance Segment, the New Business Segment and the Specialty Fluids Segment. Under the new regional structure, we are organized into three geographic regions: The Americas, which includes North and South America; Europe, Middle East and Africa; and Asia Pacific, including China.

We are incorporated in the state of Delaware and our principal executive offices are located at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210. Our internet address is www.cabot-corp.com. We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such material with, or furnishing it to, the SEC. The information contained in our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement and the accompanying prospectus.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of notes.”

Issuer	Cabot Corporation

Notes offered	$300,000,000 aggregate principal amount of 5.00% Notes due 2016

Maturity	The notes will mature on October 1, 2016

Interest	5.00% per year

Interest payment dates	April 1 and October 1 of each year, beginning April 1, 2010

Ranking	The notes:

• are unsecured;

• rank equally with all our existing and future unsubordinated debt;

• are senior to any of our future subordinated debt; and

• are effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of June 30, 2009, we had indebtedness of approximately $528 million that ranks equally with the notes.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. As of June 30, 2009, our subsidiaries had approximately $603 million of liabilities.

Optional redemption	We may redeem, at our option, at any time and from time to time prior to maturity, any and all of the notes, in whole or in part as described in the section entitled “Description of notes—Optional redemption.”

Change of control triggering event	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of notes—Change of control triggering event.”

Covenants	The Indenture under which the notes will be issued contains

covenants for your benefit. These covenants restrict our ability with certain exceptions to:

• create certain liens;

• enter into sale and leaseback transactions; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described in the accompanying base prospectus. For a more detailed description, see “Description of Debt Securities” in the accompanying base prospectus.

Further issuances	We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated with the notes, including for purposes of voting and redemptions.

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Use of proceeds	We estimate that we will receive approximately $295.4 million in net proceeds from this offering, after deducting underwriting discounts and commissions and offering expenses. We intend to use a portion of the net proceeds from this offering for the repayment of currently outstanding indebtedness under our revolving credit agreement and to use the remainder for other general corporate purposes. See “Use of proceeds.”

Risk factors	See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in the notes.

Certain United States federal income tax consequences	You should consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of the notes. See “Certain United States federal income tax consequences.”

Other relationships	Affiliates of certain of the underwriters are lenders under our revolving credit facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by an affiliate of an underwriter, this offering is being conducted in accordance with National Association of Securities Dealers (NASD) Conduct Rule 2720(a)(1)(c) of the Financial Regulatory Authority, Inc. For a brief description of our revolving credit facilities and our relationships with certain underwriters, see ”Use of proceeds” and “Other relationships.”

Selected historical financial information

The following table presents selected historical consolidated financial data derived from the consolidated financial statements and related notes thereto of Cabot Corporation for each of the periods presented. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the nine-month period ended June 30, 2009, which are incorporated by reference into this prospectus supplement. Results presented for the nine-month periods ended June 30, 2008 and June 30, 2009 are unaudited and are not necessarily indicative of full-year results.

	Nine months ended		Fiscal year ended
(Dollars in millions except for ratios and percentages)	June 30, 2009	June 30, 2008	September 30, 2008	September 30, 2007	September 30, 2006

Statement of Operations
Net sales and other operating revenues	1,633	2,337	3,191	2,616	2,543
Cost of sales and operating expenses	1,691	2,211	3,027	2,429	2,417
Income (loss) from continuing operations	(58)	126	164	187	126
Interest expense	(23)	(28)	(38)	(34)	(27)
Net (loss) income	(66)	74	86	129	88

Other Data
Cash provided by (used in):
Operating activities	317	44	124	309	252
Investing activities	(79)	(103)	(176)	(143)	(165)
Financing activities	(191)	3	23	(211)	(82)

Balance Sheet Data
Total assets	2,471	2,941	2,858	2,636	2,534
Total debt (a)	575	693	716	585	551
Total stockholders’ equity	1,159	1,285	1,249	1,194	1,196
Total debt + stockholders’ equity	1,734	1,978	1,965	1,779	1,747

Select Ratio
Total debt /Total debt + stockholders’ equity	33.16%	35.04%	36.44%	32.88%	31.54%

(a)	Total debt is calculated as the sum of (i) long-term debt, (ii) current portion of long-term debt, and (iii) notes payable to banks.

Pro forma ratio of earnings to fixed charges

Because the proceeds of this offering will be used to repay indebtedness and our ratio of earnings to fixed charges will change by ten percent or more, we are presenting our pro forma ratio below.

Earnings to fixed charges is calculated as follows: the sum of (i) earnings, defined as (loss) income from continuing operations plus dividends received from equity affiliates and (ii) fixed charges, defined as the sum of interest on indebtedness, implied interest on rental payments, and preferred stock dividends, divided by fixed charges.

In computing the pro forma ratio, the historical ratio is adjusted by the pro forma interest expense (net) amount calculated as follows:

(1) add to historical fixed charges the increase in interest costs resulting from the proposed issuance of new debt; and

(2) deduct from historical fixed charges the decrease in interest costs resulting from the retirement of any debt presently outstanding (but only for the period of time outstanding if less than one year) which will be retired with the proceeds from the proposed offering.

The following table sets forth our pro forma consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods listed below:

Pro forma for this offering
	Nine months ended June 30, 2009	Fiscal year ended September 30, 2008

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	N/A1	2.8x

(1)	The earnings to fixed charges ratio is negative because of the loss. The total dollar amount of the deficiency is $92 million.

Risk factors

You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your original investment.

Risks relating to the notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing the same.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The indenture does not restrict the amount of additional debt that we may incur. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At June 30, 2009, our subsidiaries had $233 million of debt outstanding.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of June 30, 2009, we had no material secured debt outstanding.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes will be adversely affected. See “Underwriting.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events described herein, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. A Change of Control Triggering Event may also trigger a cross default under our revolving credit facility and other credit facilities. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of Control Triggering Event.”

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” as described under “Description of notes—Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

• require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

• limit our ability to incur indebtedness that is equal in right of payment to the notes;

• restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

• limit the ability of our unrestricted subsidiaries to service indebtedness;

• restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

• restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

• limit our ability to sell, merge or consolidate any of our unrestricted subsidiaries.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Risks relating to the Company.

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including “Item 1A. Risk Factors” incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report.

Use of proceeds

The net proceeds of this offering are estimated to be $295.4 million after deducting underwriting discounts and commissions and offering expenses. We intend to use a portion of the net proceeds of this offering to repay currently outstanding indebtedness under our revolving credit facility. The credit facility bears interest at varying rates from 0.4825% to 0.5606%, and expires in August of 2010. The credit facility will continue to be available after this offering. The remaining portion of the proceeds will be used for other general corporate purposes.

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents, short term debt, stockholders’ equity and total capitalization at June 30, 2009 on a historical basis and as adjusted to give effect to the issuance and sale of the notes offered hereby and the application of the proceeds of this offering to repay indebtedness under our revolving credit facility. The information set forth below should be read in conjunction with our unaudited consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended on June 30, 2009 incorporated by reference in this prospectus supplement.

	At June 30, 2009	At June 30, 2009 As adjusted*
	(In millions)
Cash and equivalents	$177	$260

Variable rate:
Short-term notes payable to banks	19	19
$400mm Revolving Credit Facility:
Yen drawdown, due 2010	97	-
US Dollar drawdown, due 2010	115	-
Chinese Renminbi, due 2009-2012	34	34

Total variable rate debt	265	53

Fixed rate:
Medium Term Notes:
Notes due 2012-2022	45	45
Notes due 2009-2011	15	15
Notes due 2027	8	8
Notes due 2018	30	30

Total Medium Term Notes	98	98
New Bond Offering, due 2016	-	295
Euro Bond, due 2013	178	178
Guarantee of ESOP, due 2013	26	26
Other debt (due 2014 and 2027)	6	6

Total fixed rate debt	308	603

Capital leases, due 2009-2021	2	2

Total debt	575	658
Total stockholders’ equity	1,159	1,159

Total debt + stockholders’ equity	$1,734	$1,817

* The “As Adjusted” column reflects (i) the new bond offering, net of underwriter discounts and offering expenses; (ii) repayment of certain amounts due under our revolving credit facility; and (iii) excess cash available for working capital purposes after repayment of amounts under the revolving credit facility.

Description of notes

The notes offered hereby will constitute a new series of debt securities to be issued under an Indenture to be dated as of September 21, 2009 (the “Indenture”) by and between Cabot Corporation and U.S. Bank National Association, as trustee (the “Trustee”). The following description is only a summary of the material provisions of the notes and the Indenture. You should read the documents in their entirety because they, and not this description, define your rights as holders of the notes. Unless the context requires otherwise, all references to “we” and the “Company” include only Cabot Corporation and not its subsidiaries.

General

The notes will initially be issued in an aggregate principal amount of $300,000,000 and will mature on October 1, 2016. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from September 24, 2009, or from the most recent date to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2010, to the persons in whose names the notes are registered in the security register at the close of business on the March 15 or September 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Optional redemption

We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; provided that the principal amount of a note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Banc of America Securities LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all of the notes, the Trustee under the Indenture must select the notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “Optional Redemption” by giving irrevocable notice to the Trustee in accordance with the Indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

• accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

• deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

• deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cabot and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Cabot or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Cabot or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan), other than Cabot or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merge with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director) to our board of directors was approved by (i) individuals referred to in clause (a) above or (ii) other directors described in this clause (b), in each case collectively constituting, at the time of such nomination or election, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

(5) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means, with respect to the notes, the notes are rated below Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided that a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change in Control (and thus shall not result in a Change of Control Triggering Event) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be called Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for Moody’s or S&P, or both of them, as the case may be; provided, that we shall give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Cabot and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Cabot and its subsidiaries taken as a whole to another Person or group may be uncertain.

Additional considerations

These notes are also subject to certain covenants as well as modification and defeasance provisions, which are described in the accompanying base prospectus. For a more detailed description, see “Description of Debt Securities” in the accompanying base prospectus.

Further issues

The Indenture does not limit the amount of notes of this series or any future series that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes of this series ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that such additional notes must be part of the same issue as the notes being issued in this offering for U.S. federal income tax purposes. Any such additional notes of this series shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions. No additional notes of a series may be issued if an Event of Default has occurred and is continuing with respect to such series of the notes.

Ranking

The notes will be our unsecured unsubordinated obligations and will rank on a parity in right of payment with all our other unsecured and unsubordinated indebtedness for borrowed money. The notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively junior to liabilities of our subsidiaries. As of June 30, 2009, the aggregate principal amount of our indebtedness was approximately $575 million.

The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. As of June 30, 2009, our subsidiaries had approximately $603 of liabilities.

The Indenture does not limit the incurrence by us or our subsidiaries of other unsecured debt and does not limit the incurrence of secured debt by our subsidiaries which are not restricted subsidiaries. The Indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Concerning the trustee

U.S. Bank National Association is the trustee under the Indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank National Association or its affiliates in the ordinary course of business.

Governing law

The Indenture and the notes will be governed by and construed in accordance with the internal laws of the State of New York.

Book-entry system

Global notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States),

Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream”, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear”, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

• DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

• DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

• Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

• DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

• Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

• The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator”, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

• upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

• ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

• DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

• an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

• we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain United States federal income tax consequences

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

• is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation and to change. Any such change may be applied retroactively and may adversely affect the United States federal income tax consequences described in this prospectus supplement;

• addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

• does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

• does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, U.S. Holders (as defined below) the functional currency of which for United States federal income tax purposes is not the United States dollar, holders holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

• does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or non-United States tax laws; and

• does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement) classified as a partnership for United States federal income tax purposes, except to the limited extent specifically indicated below.

If a partnership (or other entity or arrangement) classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

You should consult your own tax advisor with regard to the application of the tax consequences discussed below to your particular situation and the application of any other United States federal as well as state, local or non-United States tax laws, including gift and estate tax laws, and tax treaties.

Certain United States federal income tax consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

• an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

• a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

• an estate the income of which is subject to United States federal income taxation regardless of its source; or

• a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Treatment of interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is received or accrues in accordance with the U.S. Holder’s method of tax accounting.

Treatment of taxable dispositions of notes

Upon the sale, exchange, redemption or other taxable disposition (each, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder less any principal payments received. Gain or loss realized on the disposition of a note generally will be capital gain or loss by the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year and otherwise generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to significant limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds. If a U.S. Holder acquires a note for a price that is less than or more than its issue price (as defined in Section 1273 of the Code), there may be market discount or premium associated with that note, the treatment of which is subject to special rules under the Code.

Certain United States federal tax consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or other entity or arrangement) classified as a partnership for United States federal income tax purposes, who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies,” or under tax treaties to which the United States is a party. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on a note if the interest income qualifies for the “portfolio interest exception.” Interest income on a note will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

• the interest income is not effectively connected with the conduct of a trade or business in the United States;

• the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of the Code) that is actually or constructively related to us through stock ownership; and

• the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or a suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than to the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, if a non-U.S. Holder qualifies for the benefits of an applicable income tax treaty, such treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or a suitable substitute or successor form) establishing the benefit of the applicable tax treaty.

Alternatively, an exemption to the 30% United States withholding tax applies if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or a suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of taxable dispositions of notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized upon the taxable disposition of a note unless:

• the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

• the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the taxable disposition of the note) exceed capital losses allocable to United States sources. If the second exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of notes for United States federal estate tax purposes

A note held, or beneficially held, by an individual who is not a citizen or resident (as determined for estate tax purposes) of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that at the time of death (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply or may be reduced with respect to a note.

Certain United States information reporting requirements and backup withholding

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file United States information returns with respect to payments of interest made to the U.S. Holder, and, in some cases, disposition proceeds of the notes.

In addition, a U.S. Holder may be subject to backup withholding at a current rate of 28% (or a potentially higher rate in taxable years after December 31, 2010) on those payments if the U.S. Holder does not provide its taxpayer identification number in the manner required, fails to certify that it is not subject to backup withholding, fails to properly report in full its dividend and interest income, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some non-individual holders, including corporations, tax-exempt organizations and individual retirement accounts, are normally exempt from these requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

United States rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

• interest payments received by a Non-U.S. Holder will be exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest, an applicable tax treaty applies such that the Non-U.S. Holder is exempt from that tax by application of the treaty or such Non-U.S. Holder qualifies for the “portfolio interest exception” and the non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting (on Form 1042-S) may still apply to payments of interest even if certification is provided and the interest is exempt from the 30% withholding tax; and

• sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the non-United States office of a broker that has certain connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the non-U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL INCOME, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of notes

J.P. Morgan Securities Inc.	$135,000,000
Banc of America Securities LLC	112,500,000
Citigroup Global Markets Inc.	18,000,000
Goldman, Sachs & Co.	10,500,000
HSBC Securities (USA) Inc.	9,000,000
Mizuho Securities USA Inc.	7,500,000
RBS Securities Inc.	7,500,000

Total	$300,000,000

The underwriting agreement provides that the underwriters severally agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to 0.250% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	0.625%

Total	$1,875,000

In the underwriting agreement, we have agreed that:

• We will pay our expenses related to the offering, which we estimate will be $676,000.

• We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

Selling restrictions

European economic area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

• to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

• to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

• in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospective Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Other relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, affiliates of Banc of America Securities LLC and J.P. Morgan Securities Inc. are lenders under our revolving credit facility.

As described in “Use of proceeds,” the net proceeds of this offering are intended to be used to repay our revolving credit facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of Banc of America Securities LLC or J.P. Morgan Securities Inc., this offering is being conducted in accordance with National Association of Securities Dealers (NASD) Conduct Rule 2720(a)(1)(c) of the Financial Industry Regulatory Authority, Inc.. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering, as the offering is of a class of securities that are investment rate graded, as that term is defined in Rule 2720.

Validity of notes

The validity of the notes offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters related to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Prospectus

Debt Securities

Cabot Corporation (“Cabot” and, together with its consolidated subsidiaries, the “Company”) may offer from time to time in one or more series unsecured debt securities (“Debt Securities”) in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities may be offered in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus is accurate as of any date other than the date on the front of this Prospectus. Unless stated otherwise or the context otherwise requires, the terms “Cabot,” “we,” “us,” and “our” refer to Cabot Corporation, a corporation organized under the laws of Delaware and its subsidiaries.

The specific terms of the Debt Securities for which this Prospectus is being delivered (the “Offered Securities”) will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Cabot or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price.

The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

The Debt Securities may be offered directly, through agents designated from time to time by Cabot or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See “Plan of Distribution.” Except as otherwise permitted by law, no Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities.

Investing in the Debt Securities involves certain risks. See “Item 1A-Risk Factors” in Cabot’s most recent Annual Report on Form 10-K incorporated by reference in this Prospectus, and in any Quarterly Report on Form 10-Q or applicable Prospectus Supplement, for a discussion of the factors you should carefully consider before deciding to purchase these Debt Securities.

The address of the Company’s principal executive offices is Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210 and the telephone number at the Company’s principal executive offices is (617) 345-0100.

These Debt Securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 21, 2009

AVAILABLE INFORMATION

Cabot is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reading Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can be obtained upon written request from the Public Reading Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, by calling the Commission at (800) 732-0330.

Cabot files information electronically with the Commission, and the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.

Cabot has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Debt Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by Cabot with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

•	Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

•	Cabot’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009.

•	Cabot’s Proxy Statement on Scheduled 14A filed on January 28, 2009 and Definitive Additional Materials on Schedule 14A filed on February 27, 2009.

•

Cabot’s Current Reports on Form 8-K filed on November 19, 2008, December 11, 2008, January 20, 2009, January 29, 2009 (Film No. 09553982 only), March 18, 2009, September 9, 2009 and September 16, 2009.

All documents filed by Cabot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WRITTEN REQUESTS SHOULD BE MAILED TO JANE A. BELL, SECRETARY, CABOT CORPORATION, TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS 02210. TELEPHONE REQUESTS MAY BE DIRECTED TO MS. BELL AT (617) 345-0100.

Copies of these filings are also available, without charge, at the Investor Relations section of Cabot’s website at www.cabot-corp.com. The other contents of Cabot’s website have not been, and shall not be deemed to be, incorporated by reference into this Prospectus.

FORWARD LOOKING STATEMENTS

This Prospectus, including any related Prospectus Supplement and the documents incorporated herein and therein by reference, contains “forward-looking statements” under the Federal securities laws. These forward-looking statements address expectations or projections about the future, including our expectations concerning the amount and timing of the charge to earnings we will record and the cash outlays we will make in connection with our recent restructuring initiative; the amount and timing of charges and payments associated with restructurings and cost reduction initiatives we have previously undertaken; when we expect to begin using our recently completed rubber blacks manufacturing capacity to manufacture product; the amount and timing of payments associated with environmental remediation and respirator claims; the amount of previously recorded tax benefits we expect to reverse in the fourth quarter of fiscal 2009; the outcome of pending litigation; cash requirements and uses of available cash; our ability to remain in compliance with the financial covenants in our revolving credit facility; and our ability to meet cash requirements for the foreseeable future.

Forward-looking statements are based on our current expectations, assumptions, estimates and projections about Cabot’s businesses and strategies, market trends and conditions, economic conditions and other factors. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control or difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from those expressed in the forward-looking statements.

In addition to factors described elsewhere in this Prospectus, factors that might cause our actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, our ability to successfully implement and achieve the expected cost savings from our organizational restructurings and cost reduction initiatives; changes in raw material costs; lower than expected demand for our products; the timely commercialization of products under development (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); demand for our customers’ products; competitors’ reactions to market conditions; fluctuations in currency exchange rates; patent rights of others; stock and credit market conditions; the accuracy of the assumptions we used in establishing a reserve for our share of liability for respirator claims; and the outcome of pending litigation and environmental proceedings; as well as the other factors and risks discussed in Cabot’s most recent annual report on Form 10-K.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures we make on related subjects in future 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

THE COMPANY

Cabot’s business was founded in 1882 and incorporated in the State of Delaware in 1960. Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are rubber and specialty grade carbon blacks, inkjet colorants, fumed metal oxides, aerogels, tantalum and related products, and cesium formate drilling fluids. Cabot and its affiliates have manufacturing facilities and operations in the United States and approximately 20 other countries.

Our strategy is to deliver earnings growth through leadership in performance materials. We intend to achieve this goal by focusing on margin improvement, capacity expansion and emerging market growth, developing new products and businesses and actively managing our portfolio of businesses.

Our products are generally based on technical expertise and innovation in one or more of our three core competencies: making and handling very fine particles; modifying the surfaces of very fine particles to alter their functionality; and designing particles to impart specific properties to a composite. We focus on creating particles with the composition, morphology, surface functionalities and formulations to support existing and emerging applications.

During the third quarter of fiscal 2008, we changed our business and regional organizational structure. Under the new organizational structure, we are organized into four business segments: the Core Segment, which is further disaggregated for financial reporting purposes into the Rubber Blacks and the Supermetals Businesses, the Performance Segment, the New Business Segment and the Specialty Fluids Segment. Under the new regional structure, we are organized into three geographic regions: The Americas, which includes North and South America; Europe, Middle East and Africa (“EMEA”); and Asia Pacific, including China.

USE OF PROCEEDS

Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include the repayment of outstanding debt. Pending such uses, the proceeds may be invested temporarily in short-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods listed below:

	Nine months ended June 30, 2009		Nine months ended June 30, 2008		Fiscal year ended September 30, 2008		Fiscal year ended September 30, 2007		Fiscal year ended September 30, 2006		Fiscal year ended September 30, 2005		Fiscal year ended September 30, 2004
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends[1]	N/A	[2]	3.6	x	3.2	x	5.0	x	3.7	x	N/A	[3]	5.6	x

(1)	Earnings to fixed charges is calculated as follows: the sum of (i) earnings, defined as (loss) income from continuing operations plus dividends received from equity affiliates and (ii) fixed charges, defined as the sum of interest on indebtedness, implied interest on rental payments, and preferred stock dividends, divided by fixed charges.

(2)	The earnings to fixed charges ratio is negative because of the earnings loss. The total dollar amount of the deficiency is $92 million.

(3)	The earnings to fixed charges ratio is negative because of the earnings loss. The total dollar amount of the deficiency is $92 million.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be issued under an Indenture (as amended or supplemented from time to time, the “Indenture”) which will be entered into between us and U.S. Bank National Association, as trustee (the “Trustee”), a form of which is attached as an exhibit to the registration statement which contains this prospectus. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Debt Securities and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. The following sets forth certain general terms and provision of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, which we refer to as the Offered Securities, and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

General

Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (1) the aggregate principal amount of the Offered Securities; (2) the percentage of their principal amount at which the Offered Securities will be issued, if issued at a discount from their principal amount; (3) the date on which the Offered Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, or the method by which such interest rates will be determined; (5) the times at which such interest, if any, will be payable; (6) the date, if any, after which the Offered Securities may be redeemed at the option of Cabot or the Holder (as defined in the Indenture) and the redemption price; (7) the terms of any redemption, whether mandatory or optional; (8) the denominations in which the Offered Securities are authorized to be issued; (9) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of (and premium if any) and interest (if any) on such Offered Securities shall be payable; and (10) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture.

Except as otherwise provided in the Prospectus Supplement, the Offered Securities will be issued in fully registered form only, in denominations set forth in the Prospectus Supplement, and may be transferred or exchanged upon payment of a fee, if applicable, to cover any tax or other governmental charge in connection therewith (Section 2.07 of the Indenture). Except as otherwise provided in the Prospectus Supplement principal, premium (if any) and interest (if any) will be payable, and the Offered Securities may be exchanged or transferred, at the principal office of the Trustee in New York, New York, or at a paying agency maintained by Cabot, except that, at Cabot’s option, interest may be paid by its check mailed to the registered Holders of the Offered Securities (Sections 2.04 and 4.02 of the Indenture).

The Indenture provides that, in addition to any Debt Securities offered hereby, additional debt securities may be issued thereunder, without limitation as to the aggregate principal amount. The Indenture does not limit the incurrence by the Company or subsidiaries of other unsecured debt and does not limit the incurrence of secured debt by subsidiaries of Cabot which are not Restricted Subsidiaries (as defined below).

Permanent Global Securities

If any Debt Securities of a series are issuable in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and like tenor of any authorized form and denomination. A person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of premium (if any) and interest (if any) on such permanent global Debt Security, be treated as a holder of such principal amount of outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security. Principal of and premium (if any) and interest (if any) on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto.

Certain Defined Terms

The following terms are defined in more detail in Section 4.01 of the Indenture:

“Consolidated Net Tangible Assets” means total assets of Cabot and its Restricted Subsidiaries less (1) total current liabilities (excluding long-term debt due within 12 months), (2) certain intangibles and (3) equity in and net advances to subsidiaries that are not Restricted Subsidiaries.

“Debt” means any debt for money borrowed and any guarantees of such debt but excludes non-recourse debt for money borrowed incurred (1) to develop or exploit oil, gas, or other mineral property and (2) to develop electrical generating facilities.

“Exempted Debt” means the total of the following incurred after the effective date of the Indenture: (1) the outstanding principal amount of Debt of Cabot and its Restricted Subsidiaries secured by any Lien other than a Lien permitted under clauses (1) through (9) below under the subcaption “Limitations on Liens,” and (2) the aggregate present value of rent due under leases of Cabot and its Restricted Subsidiaries for the remaining term of such leases, other than rent arising from a permitted Sale-Leaseback Transaction described in clauses (1) through (4) below under the subcaption “Limitation on Sale and Leaseback.”

“Lien” means any mortgage, pledge, security interest, or lien.

“Principal Property” means (1) real property, plants or buildings located in the United States owned or leased by Cabot or a Restricted Subsidiary with a gross book value, excluding depreciation, in excess of 2% of Consolidated Net Tangible Assets, (2) majority working interests in oil and gas properties located in the United States owned by Cabot or a Restricted Subsidiary which are classified by Cabot or such Restricted Subsidiary as capable of producing commercial quantities from existing production, gathering and transporting facilities and (3) any other property designated as such.

“Restricted Property” means Principal Property and Debt or stock of a Restricted Subsidiary.

“Restricted Subsidiary” means a Subsidiary the assets of which are primarily located in, or the business of which is primarily carried on in, the United States (except Cabot’s subsidiaries engaged in the liquefied natural gas business), that is not engaged in certain businesses of finance, real estate or insurance, and any Subsidiary that may be designated in the future as a Restricted Subsidiary by Cabot’s Board of Directors.

“Sale-Leaseback Transaction” means an arrangement pursuant to which Cabot or a Restricted Subsidiary transfers Principal Property to a third person and leases it back from such person.

Certain Covenants

Unless otherwise provided in the Prospectus Supplement, the following covenants of Cabot described under this caption are applicable to Debt Securities of all series issued under the Indenture. The covenants in the Indenture apply to Cabot and its Restricted Subsidiaries.

Limitation on Liens. Cabot may not, and may not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt without making effective provision to secure the Debt Securities equally and ratably with such Debt unless: (1) the Lien is on property, Debt or stock of a corporation at the time the corporation becomes a Restricted Subsidiary; (2) the Lien is on such property at the time Cabot or a Restricted Subsidiary acquires or leases such property; (3) the Lien secures Debt incurred to finance all or some of the purchase price or cost of construction or improvement of property of Cabot or a Restricted Subsidiary (including substantially unimproved real property of Cabot or a Restricted Subsidiary); (4) the Lien secures a Debt of a Restricted Subsidiary owing to Cabot or another wholly owned Restricted Subsidiary; (5) the Lien is on property of a corporation at the time the corporation merges into or consolidates with Cabot or a Restricted Subsidiary;

(6) the Lien is on property of a person at the time the person transfers or leases all or substantially all of its assets to Cabot or a Restricted Subsidiary; (7) the Lien is in favor of a government or governmental entity and secures (i) payments pursuant to a contract or statute, or (ii) Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; (8) the Lien extends, renews, refunds or replaces in whole or in part a Lien referred to in clauses (1) through (7) above; or (9) the Lien is on oil, gas or other mineral property or on products or by-products produced or extracted from that property to secure non-recourse Debt or is on any electrical generating facility to secure non-recourse debt. Notwithstanding the above provisions, Cabot or any Restricted Subsidiary may, without equally and ratably securing the Debt Securities, grant a Lien securing Debt which would otherwise be prohibited by the limitations described above if, at the time of granting such Lien and after giving effect to any Debt secured by such Lien, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets (Section 4.03 of the Indenture).

Limitation on Sale and Leaseback. Cabot may not and may not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term including renewal rights of three years or less; (2) the lease is between Cabot and a Restricted Subsidiary or between Restricted Subsidiaries; (3) Cabot or the Restricted Subsidiary, pursuant to clause (3) or (7) contained under the subcaption “Limitation on Liens” above, could create a Lien on the Property to secure Debt; or (4) Cabot or a Restricted Subsidiary receiving the proceeds from such Sale-Leaseback Transaction, within 180 days after it is consummated, applies, or commits to apply, the proceeds or, if greater, the fair market value of the property as determined by Cabot’s Board of Directors, to (a) the acquisition of Restricted Property, including the acquisition, construction, development or improvement of Principal Property, or (b) if permitted by the terms thereof, the redemption of securities of any series under the redemption provisions of the Indenture and such securities or the retirement or redemption of other Long-Term Debt of Cabot or a Restricted Subsidiary. However, no credit may be received for (i) the retirement of other Long-Term Debt at maturity or the redemption of securities or other Long-Term Debt pursuant to any mandatory redemption provision, or (ii) the retirement or redemption of any Long-Term Debt that is subordinated or junior to the securities or owed by Cabot to a Restricted Subsidiary. Notwithstanding the above prohibitions, Cabot or any Restricted Subsidiary may enter into a Sale-Leaseback Transaction if, at the time of entering into the transaction and after giving effect to it, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets (Section 4.04 of the Indenture).

Limitation on Sale or Transfer of Restricted Property. Cabot may not, and it may not permit any Restricted Subsidiary to, sell any Restricted Property to an Unrestricted Subsidiary unless it applies, or commits to apply, an amount equal to the fair market value of such Restricted Property at the time of such sale or transfer, as determined by the Board of Directors of Cabot, within 18 months after the effective date of the transaction, to (a) the acquisition of Restricted Property, including the acquisition, construction, development or improvement of Principal Property, or (b) if permitted by the terms thereof, the redemption of securities of any series under the redemption provisions of the Indenture and such securities or the retirement or redemption of other Long-Term Debt of Cabot or a Restricted Subsidiary. However, no credit may be received for (i) the retirement of other Long-Term Debt at maturity or the redemption of securities or other Long-Term Debt pursuant to any mandatory redemption provision, or (ii) the retirement or redemption of any Long-Term Debt that is subordinated or junior to the securities or owed by Cabot to a Restricted Subsidiary. (Section 4.05 of the Indenture).

Consolidation, Merger or Sale of Assets

Cabot may not consolidate with or merge into, or transfer all or substantially all of its assets to, another corporation unless (i) the successor corporation assumes all of the obligations of Cabot under the Indenture and Debt Securities, (ii) immediately after giving effect to the transaction, no Default would occur and be continuing, and (iii) the surviving corporation is organized under the laws of the United States or any State (the term Default includes Events of Default specified below with grace periods). Thereafter all such obligations of Cabot terminate (Section 5.01 of the Indenture).

If upon any such consolidation, merger or transfer, any Principal Property would become subject to an attaching Lien that secures Debt, then prior to such event Cabot must secure the Debt Securities by a direct Lien on such Principal Property. The direct Lien may equally and ratably secure the Debt Securities and any other obligation of Cabot or a Subsidiary entitled to such security. However, Cabot need not so secure the Debt Securities if (1) the attaching Lien is permitted under any of clauses (1) through (9) described under the subcaption “Limitation on Liens,” or (2) Cabot or a Restricted Subsidiary could incur Debt secured by a Lien otherwise subject to the limitations described under the subcaption “Limitation on Liens,” because after giving effect to such Debt, Exempted Debt would not exceed 10% of Consolidated Net Tangible Assets (Section 5.02 of the Indenture).

Events of Default and Notice Thereof

The following are defined in the Indenture as “Events of Default” with respect to any series of Debt Securities then outstanding: failure to pay interest when due on such series, continued for thirty days; failure to pay principal (other than a sinking fund payment) or any premium when due on such series; failure to make any sinking fund payment when due on such series, continued for 10 days; failure to comply with any of Cabot’s other agreements in the Indenture or Debt Securities for 90 days after notice by the Trustee or Holders of at least 25% in principal amount of Debt Securities of such series then outstanding; default by Cabot or a Restricted Subsidiary under an agreement for money borrowed (including the Indenture) in excess of $25,000,000 resulting in the acceleration of the due date of such debt, if not cured; and certain events of bankruptcy or insolvency of Cabot (Section 6.01 of the Indenture). If an Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the Holders owning at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of and accrued interest on the Debt Securities of the respective series (or, if any of the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) to be due and payable immediately, but the Holders of a majority in principal amount of such series of Debt Securities then outstanding may, subject to certain conditions, rescind such declaration if the default is cured (Section 6.02 of the Indenture).

The Indenture provides that, with respect to each series, the Trustee shall, within 90 days after the occurrence of a Default known to it, give Holders of the Debt Securities notice of Default; however, the Trustee may withhold from Holders of the Debt Securities notice of any continuing Default (except a Default in the payment of principal, interest or premium, if any) if it determines that withholding notice is in their interest (Section 7.05 of the Indenture).

Holders of the Debt Securities of any series may not enforce the Indenture or the Debt Securities of such series except as provided in the Indenture. The Trustee may require indemnity satisfactory to it from the Holders requesting the Trustee to enforce the Indenture or Debt Securities before doing so (Section 6.06 of the Indenture). With respect to any series, Holders owning a majority in principal amount of the Debt Securities of that series then outstanding may waive existing past Events of Default with respect to such series except a default in the payment of principal, premium, if any, or interest on any of the Debt Securities of such series (Section 6.04 of the Indenture). Holders of a majority in principal amount of the Debt Securities of a series then outstanding shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series (Section 6.05 of the Indenture).

The Indenture provides that Cabot must file annually with the Trustee a statement regarding compliance with the terms of the Indenture with respect to each series outstanding and specifying any default of which the signers may have knowledge (Section 4.07 of the Indenture).

Modification of the Indenture

The Indenture provides that Cabot and the Trustee may amend or supplement the Indenture for various purposes not inconsistent with the terms of the Indenture, but none of such changes may adversely affect the rights of any Holder. The Indenture further provides that Cabot and the Trustee may, with the consent of Holders of at least 66 2/3% in principal amount of the Debt Securities of a series then outstanding, amend the Indenture with respect to that series, except that no amendment may, without the consent of each Holder affected, (i) reduce the aforesaid percentage below 66 2/3%, (ii) modify the terms of payment of principal of, premium, if any, or interest on any Debt Security or (iii) waive a default in the payment of the principal of, premium, if any, or interest on any Debt Security (Article 9 of the Indenture).

Defeasance

The Indenture provides that Cabot, at its option, may terminate all of its obligations under the Debt Securities of any or all series and under the Indenture with respect to such series (except for certain obligations regarding the transfer and exchange of such Debt Securities, the obligation to pay amounts due under such Debt Securities and certain obligations relating to the Trustee) if Cabot (i) irrevocably deposits in trust with the Trustee money or direct obligations of the United States of America sufficient to pay all principal of (including any mandatory sinking funds payments) and interest and premium, if any, on such Debt Securities to maturity or redemption.

Trustee

The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such one or more series (Section 7.08 of the Indenture).

Concerning the Trustee

U.S. Bank National Association is the trustee under the Indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank National Association or its affiliates in the ordinary course of business.

Governing law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

The Company may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through any combination of these methods of sale. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Debt Securities.

Under agreements into which the Company may enter, underwriters will be, and dealers and agents who participate in the distribution of Debt Securities may be, entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Debt Securities to institutions under Contracts, Debt Securities are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

In order to comply with the securities laws of certain states, if applicable, the Debt Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Debt Securities offered hereby may not simultaneously engage in market making activities with respect to the Debt Securities for a period of two business days prior to the commencement of such distribution.

VALIDITY OF DEBT SECURITIES

The validity of the Debt Securities will be passed upon for the Company by Ropes & Gray LLP.

EXPERTS

The consolidated balance sheets as of September 30, 2008 and 2007, and the consolidated statements of operation, changes in stockholders’ equity and cash flows for the two years in the period ended September 30, 2008, of Cabot Corporation, as well as the retrospective adjustments to the 2006 financial statement segment disclosures and management’s report on the effectiveness of internal control over financial reporting as of September 30, 2008, included in the Annual Report on Form 10-K filed on December 1, 2008, and incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference herein and elsewhere in the Registration Statement (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the Company’s adoption of (i) as of September 30, 2007, the funded status and the disclosure requirements of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement No. 87, 88, 106 and 132(R)” (“FAS 158”); (ii) as of September 30, 2008, the measurement requirements of FAS 158, and (iii) as of October 1, 2007 the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109”) and expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended September 30, 2006 before the effects of the adjustments to retrospectively apply the change in accounting described in Note T (not separately included or incorporated by reference in the Prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the change in accounting principle described in Note T have been audited by other auditors as described above. The consolidated financial statements for the year ended September 30, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2008, have been so incorporated in reliance on the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the change in accounting described in Note T, and (ii) other auditors as described above solely with respect to the adjustments to those financial statements to retrospectively apply the change in accounting described in Note T, given on the authority of such firms as experts in auditing and accounting.

Cabot Corporation

$300,000,000  5.00% Notes due 2016

Prospectus supplement

September 21, 2009

J.P. Morgan	BofA Merrill Lynch

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